Exhibit 10.8
AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT
AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 13th day of January, 2025, by and between ARES CORE INFRASTRUCTURE FUND, a Delaware statutory trust (the “Fund”), and ARES CAPITAL MANAGEMENT II LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected (the “BDC Election”) to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, prior to the BDC Election, the Fund operated as a private fund in reliance on an exemption from the definition of “investment company” under Section 3(c)(7) of the Investment Company Act;

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory and management agreement, dated August 12, 2024, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met; and

WHEREAS, the Fund and the Adviser previously entered into the Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Prior Agreement”), dated as of August 12, 2024, and desire to amend and restate such agreement in its entirety.

NOW, THEREFORE, the parties hereby agree to amend and restate the Prior Agreement in its entirety as follows:

1.Adviser Expense Payments to the Fund

(a) At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of Expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Fund.

(b) The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Adviser electing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to or on behalf of the Fund in any combination of cash or other immediately available funds no later than forty-five days after such election was made in writing by the Adviser, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2.Reimbursement of Expense Payments by the Fund

(a) Following any calendar month (such calendar month, the “Applicable Calendar Month”) in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in the Applicable Calendar Month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2(b), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of the Applicable Calendar Month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment income or loss, (ii) the Fund’s net realized gains or losses on investments, derivatives and foreign currency transactions and (iii) other dividends and distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any Applicable Calendar Month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of such Applicable Calendar Month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any Applicable Calendar Month shall be made if: (i) the Effective Rate of Distributions Per Share declared by the Fund at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (ii) the Fund’s Operating Expense Ratio at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Fund’s net assets.

(d) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the Applicable Calendar Month, except to the extent the Adviser has waived its right to receive such payment for the Applicable Calendar Month. In connection with any Reimbursement Payment, the Fund may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any Applicable Calendar Month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such Applicable Calendar Month and in no event later than forty-five days after the end of such Applicable Calendar Month.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of the Applicable Calendar Month in which such Reimbursement Payment obligation is accrued.

3.Termination and Survival
(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) a determination by the board of trustees of the Fund to dissolve or liquidate the Fund; or (iii) a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly traded company that continues to be managed by the Adviser or an affiliate thereof.
(d) Notwithstanding anything to the contrary herein, (i) Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser and (ii) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

4.Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements (including the Prior Agreement), understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may only be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ARES CORE INFRASTRUCTURE FUND

By:	/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Authorized Signatory

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Matthew Jill
Name:	Matthew Jill
Title:	Authorized Signatory

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A
Form of Notice of Expense Payment or Reimbursement Payment
☐ Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:
Offering Expense:
Management Fee:
Incentive Fee:
Other:
Total:

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.
☐ Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:
Offering Expense:
Management Fee:
Incentive Fee:
Other:
Total:
4